EXHIBIT 10.8.1

Amendment to the Employment Agreement between
Nexsan Technologies, Inc. and Rik Mussman

11 Dec 2008

Rik Mussman

Dear Rik,

This amendment amends the employment agreement (the “Agreement”) you and Nexsan Technologies, Inc. (the “Company”) signed on November 21, 2007.  This amendment sets forth changed compensation only.  All other terms and conditions set forth in the Agreement remain in force.  We encourage you to keep a copy for your own records.

We agree that:

On and after execution of this amendment, you will continue in your employment with the Company as its Chief Operating Officer (COO) pursuant to the terms and conditions set forth herein.  You continue to report to the CEO.  The scope of your job as COO continues to include responsibility for Manufacturing Operations (both Derby and San Diego), RMA departments, and Professional Services and Customer Support departments worldwide.  There will be ‘dotted line’ reporting from some of your direct reports to others, such as the US Operations Manager and UK Operations Manager liasing with the CFO, and certain European support staff liasing with their country or regional managers by example.  You will continue to have measurable targets/goals in line with our financial projections as a prime means of assessing your performance.  Your responsibilities may be changed by the CEO unilaterally from time to time.

The only change to the Agreement is that the section labeled “Current Salary” is deleted and replaced with the following:

1.             Current Salary.  Your salary will be $255,000.00 per year effective today.  You also are eligible, as of CQ1 2009, for quarterly bonuses up to $18,750 per quarter based on meeting key parameters such as revenue and margins taken from the official financial projections of record, the exact percentage split and parameters to be determined by the CEO and notified to you.  You must be employed on the last of the calendar quarter to receive a bonus payment for that quarter.  Your bonus for a calendar quarter will be paid within a reasonable period (not to exceed 45 days) beginning 45 days after the last day of the calendar quarter.  Your salary and bonus may be subject to review from time to time at the Company’s discretion.

All other terms and conditions in the Agreement remain the same

Thank you for your contributions to helping make Nexsan a great company,

Signed and agreed this 15th day of December 2008.

Nexsan Technologies, Inc.	Employee

/s/ Philip Black	/s/ Rik Mussman
Philip Black, CEO	Rik Mussman